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                                                                     EXHIBIT 2.2

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

                 This Second Amendment (the "Second Amendment") to Agreement and Plan of Merger dated as of May 3, 1998 (the "Agreement"), as amended June 9, 1998 (the "First Amendment"), is made and entered into as of August 24, 1998 by and among Bowmar Instrument Corporation ("Bowmar"), Bravo Acquisition Subsidiary, Inc. ("Acquisition Subsidiary") and Electronic Designs, Inc. ("EDI"). All capitalized terms used herein and not defined shall have the respective meanings assigned to them in the Agreement.

                                    RECITALS

                 A. Pursuant to the Agreement, Bowmar, Acquisition Subsidiary and EDI have made certain agreements in connection with the Merger.

                 B. The respective Boards of Directors of Bowmar, Acquisition Subsidiary and EDI have determined that it is in the best interests of their respective corporations and shareholders to modify the Agreement and, accordingly, have approved this Second Amendment.

                 NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in accordance with Section 8.2 of the Agreement, the parties agree as follows:

         1. Section 1.3 of the Agreement is hereby amended by deleting "1.375" in the fifth line thereof and substituting therefor "1.275."

         2. The third sentence of Section 1.11(e) of the Agreement which was added by the First Amendment is hereby deleted in its entirety.

         3. Section 1.17 of the Agreement is hereby deleted in its entirety and replaced with the following:

                 1.17 VOTING AGREEMENTS. Concurrently with the execution and delivery of the Second Amendment to the Agreement and Plan of Merger, dated August 24, 1998, EDI and Bowmar shall cause those persons set forth on Schedule 1.17(a) to execute and deliver voting and support agreements in the form attached hereto as Schedule 1.17(b) agreeing, among other things, to vote in favor of this Merger Agreement, the Merger and the transactions contemplated thereby.

         4. A new Schedule 1.17(b), as attached to this Second Amendment, is hereby made a part of the Agreement.

         5. Sections 4.13, 5.14 and 5.15 of the Agreement which were added by the First Amendment are hereby deleted in their entireties.

         6. Schedules 4.13 and 5.15 to the Agreement which were added by the First Amendment are hereby deleted in their entireties.





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                 IN WITNESS WHEREOF, the undersigned have executed this Second
Amendment to the Agreement as of the date first above written.


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
 BOWMAR INSTRUMENT CORPORATION                   ELECTRONIC DESIGNS, INC.



 By:     /s/ HAMID SHOKRGOZAR                    By:      /s/ DONALD F. MCGUINNESS
         --------------------                             ------------------------
         Name:    Hamid Shokrgozar                        Name:   Donald F. McGuinness
         Title:   Chief Executive Officer                 Title:  President




 BRAVO ACQUISITION SUBSIDIARY, INC.


 By:     /s/ HAMID SHOKRGOZAR
         --------------------
         Name:    Hamid Shokrgozar
         Title:   President
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